Exhibit 99.1

CONNECTM TECHNOLOGY SOLUTIONS, INC.

Unaudited Condensed Consolidated Financial Statements

For the six months ended June 30, 2024 and June 30, 2023

ConnectM Technology Solutions, Inc.

Condensed Consolidated Balance Sheets

As of June 30, 2024 and December 31, 2023

	June 30	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash	$819,576	$1,160,368
Accounts receivable, net	1,329,740	684,788
Contract asset	-	343,646
Convertible note receivable	445,000	445,000
Inventory	326,823	277,343
Deferred offering costs	2,260,028	1,297,101
Due from Monterey Capital Acquisition Corporation	4,425,126	2,491,431
Prepaid expenses and other assets	549,557	650,738
Total current assets	10,155,850	7,350,415
Right-of-use asset - operating lease	213,634	283,634
Right-of-use asset - finance lease	195,045	252,231
Property, plant and equipment, net	1,014,795	1,137,699
Goodwill	2,246,619	2,246,619
Intangible assets, net	1,309,726	1,840,875
Investment recorded at cost	45,000	45,000
Total Assets	$15,180,669	$13,156,473

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$4,505,491	$3,859,737
Accrued expenses	3,176,198	1,718,267
Due to Libertas	1,057,275	-
Current portion of debt, related party	85,717	85,437
Current portion of debt, net of debt discount	15,465,364	11,935,580
Current portion of convertible debt, at fair value	2,427,890	2,178,685
Current portion of operating lease liability	98,601	114,690
Current portion of finance lease liability	122,152	99,105
Contract liabilities	696,182	1,120,817
Total current liabilities	27,634,870	21,112,318
Non-current portion of operating lease liability	143,084	173,157
Non-current portion of finance lease liability	129,658	203,081
Noncurrent portion of debt, net of debt discount	1,480,353	1,150,481
Total liabilities	29,387,965	22,639,037

Commitments and Contingencies (Note 13)

Mezzanine Equity
Series Seed Convertible Preferred Shares; 644,030 shares authorized, issued, and outstanding	2,200,000	2,200,000
Series Seed-1 Convertible Preferred Shares; 91,120 shares authorized, issued, and outstanding	292,625	292,625
Series A-1 Convertible Preferred Shares; 743,068 shares authorized, issued, and outstanding	3,195,192	3,195,192
Series B-1 Convertible Preferred Shares; 649,843 shares authorized, issued, and outstanding	3,983,538	3,983,538
Series B-2 Convertible Preferred Shares; 299,730 shares authorized, issued, and outstanding	2,310,929	2,310,929
Total mezzanine equity	11,982,284	11,982,284

Stockholders' Deficit:

Common stock, $0.0001 par value 5,000,000 shares authorized, 1,593,141 issued and outstanding as of June 30, 2024 and 1,588,141 issued and outstanding as of December 31, 2023	160	159
Additional paid-in-capital	1,393,358	1,307,065
Accumulated deficit	(27,672,564)	(22,860,351)
Accumulated other comprehensive income	125,015	114,624
Stockholders' deficit	(26,154,031)	(21,438,503)
Noncontrolling interest	(35,549)	(26,345)
Total stockholders' deficit	(26,189,580)	(21,464,848)
Total liabilities, mezzanine equity and stockholders' deficit	$15,180,669	$13,156,473

See accompanying notes to unaudited condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the six months ended June 30, 2024 and 2023

(unaudited)

	For the Six Months Ended June 30,
	2024	2023
Revenues	$11,224,316	$11,099,727
Costs and expenses:
Cost of revenues	6,809,589	7,303,128
Selling, general and administrative expenses	6,873,101	5,937,399
Loss on impairment of intangible assets	405,658	-
Loss from operations	(2,864,032)	(2,140,800)

Other income (expense):
Interest expense	(1,153,117)	(429,371)
Loss on extinguishment of debt	(591,864)	-
Other income (expense), net	(211,645)	151,738
Total Other Expense	(1,956,626)	(277,633)

Loss before income taxes	(4,820,658)	(2,418,433)

Income tax benefit	-	-
Net loss	(4,820,658)	(2,418,433)

Net loss attributable to noncontrolling interests	(8,445)	(20,957)
Net loss attributable to stockholders'	(4,812,213)	(2,397,476)

Foreign currency translation adjustments	10,391	66,644
Other comprehensive loss	(4,810,267)	(2,351,789)

Other comprehensive loss attributable to noncontrolling interests	(8,445)	(20,957)
Other comprehensive loss attributable to common stockholders’	(4,801,822)	(2,330,832)

Weighted average shares outstanding of Common Stock	1,590,641	1,588,141
Basic and diluted net loss per share, Common Stock	$(3.03)	$(1.51)

See accompanying notes to unaudited condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the six months ended June 30, 2024 and 2023

(unaudited)

	Preferred Shares subject to Possible Redemption
	Series Seed Preferred		Series Seed-1 Preferred		Series A-1 Preferred		Series B-1 Preferred		Series B-2 Preferred		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders' Deficit	Noncontrolling interest	Total Stockholders' Deficit
Balances, as of December 31, 2022	644,030	$2,200,000	91,020	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,306,658	$(13,710,685)	$17,011	$(12,386,857)	$22,843	$(12,364,014)

Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	542	-	-	542	-	542

Other comprehensive loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	66,644	66,644	-	66,644

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,397,476)	-	(2,397,476)	(20,957)	(2,418,433)

Balances, as of June 30, 2023	644,030	$2,200,000	91,020	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,307,200	$(16,108,161)	$83,655	$(14,717,147)	$1,886	$(14,715,261)

Balances, as of December 31, 2023	644,030	$2,200,000	91,020	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,588,141	$159	$1,307,065	$(22,860,351)	$114,624	$(21,438,503)	$(26,345)	$(21,464,848)

Other comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	10,391	10,391	-	10,391

Noncontrolling interest ownership change	-	-	-	-	-	-	-	-	-	-	-	-	50,931	-	-	50,931	(759)	50,172

Issuance of common stock	-	-	-	-	-	-	-	-	-	-	5,000	1.00	34,999	-	-	35,000	-	35,000

Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	363	-	-	363	-	363

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(4,812,213)	-	(4,812,213)	(8,445)	(4,820,658)
Balances, as of June 30, 2024	644,030	$2,200,000	91,020	$292,625	743,068	$3,195,192	649,843	$3,983,538	299,730	$2,310,929	1,593,141	$160	$1,393,358	$(27,672,564)	$125,015	$(26,154,031)	$(35,549)	$(26,189,580)

See accompanying notes to unaudited condensed consolidated financial statements.

ConnectM Technology Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2024 and 2023

(unaudited)

	For the six months ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,820,658)	$(2,418,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	133,051	155,694
Amortization of intangible assets	199,755	240,977
Amortization of debt discount	18,830	89,962
Stock-based compensation expense	35,363	542
ROU amortization on finance leases	57,186	59,176
ROU amortization on operating leases	70,000	97,546
Loss on impairment of intangible assets	405,658	-
Loss on extinguishment of debt	591,864	-
Unrealized (gain) loss on fair value measurement of debt	249,205	(155,425)
Changes in operating assets and liabilities:
Accounts receivable	(644,952)	(470,741)
Contract asset	343,646	-
Inventory	(48,428)	(376,593)
Prepaid expenses	102,228	(21,678)
Accounts payable	(103,832)	855,683
Accrued expenses	1,457,514	162,134
Operating lease liabilities	(46,162)	(96,164)
Contract liabilities	(424,635)	(11,150)
Net cash used in operating activities	(2,424,367)	(1,888,470)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,147)	(35,845)
Cash paid for noncontrolling interests	(60,000)	-
Cash paid for capitalized software development costs	(75,776)	(28,224)
Net cash used in investing activities	(145,923)	(64,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	5,372,015	2,821,544
Proceeds from the issuance of convertible notes	-	550,000
Payments of deferred offering costs	(213,181)	(129,061)
Payments of debt	(1,322,242)	(760,091)
Payments of financing fees	(690,639)	(421,144)
Advance from lender (Libertas)	1,057,275	-
Advance to Monterey Capital Acquisition Corporation	(1,933,695)	(920,000)
Payment on finance leases	(50,376)	(43,616)
Net cash provided by financing activities	2,219,157	1,097,632

Effect of exchange rate changes on cash and cash equivalents	10,341	67,336

Decrease in cash and cash equivalents	(340,792)	(787,571)
Cash, beginning of year	1,160,368	1,923,332
Cash, end of year	$819,576	$1,135,761

Supplemental disclosures of cash flow information:
Cash paid for interest	$263,101	$66,574
Cash paid for taxes	$-	$-

Supplemental disclosures of noncash investing and financing information:
Recapitalization of noncontrolling interests	$110,172	$-
Recognition of right-of-use asset, operating	$-	$199,848
Recognition of right-of-use asset, finance	$-	$11,492
Vehicles acquired through issuance of debt	$-	$316,336
Deferred offering costs included in accounts payable	$749,746	$396,667

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

ConnectM Technology Solutions, Inc. (“ConnectM” or the “Company”) was originally incorporated on July 19, 2016, under the Commonwealth of Massachusetts. On March 22, 2019, the Company re-domesticated under the laws of the state of Delaware. ConnectM is a clean energy technology and solutions provider for residential and light commercial buildings and all-electric original equipment manufacturers (“OEMs”), with a proprietary digital platform to accelerate the transition to solar and all-electric heating, cooling and transportation. The Company’s technology platform encompasses marketing to life cycle management, customer care to claims processing, and finance to rebates/incentives. The Company’s architecture melds artificial intelligence with the humankind, and learns from the data it generates to become better at providing technology solutions to customers and quantifying customer lifetime value.

The Company uses its proprietary full-stack technology platform and network of electro-mechanical assets: Intelligent Heating, Ventilation and Air Conditioning (“HVAC”) appliances, Electric Vehicle (“EV”) chargers, and solar products to provide its full suite of services to its customers. Lastly, during the year ended December 31, 2023, the Company began its Managed Services business, which focuses on managing the day-to-day operations for third party businesses that compete in the solar and HVAC industries.

The Company is headquartered in Marlborough, Massachusetts and has grown significantly through its acquisition-focused strategy.

The Company’s unaudited condensed consolidated financial statements include the accounts of ConnectM, its fully owned subsidiaries and entities in which the Company owns a controlling financial interest.

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

These interim financial statements should be read in conjunction with the annual audited financial statements, accounting policies, and financial notes included in the Company’s audited financial statements as of and for the years ended December 31, 2023 within the proxy statement/prospectus on Form S-4 as previously filed with the SEC on May 31, 2024. The interim results for the six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Going Concern

The Company’s unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

The Company incurred a net loss of $4,820,658 for the six months ended June 30, 2024, and had an accumulated deficit of $27,672,564 as of June 30, 2024. The Company’s net cash used in operating activities was $2,424,367 for the six months ended June 30, 2024, and the working capital deficit totaled $17,479,020 as of June 30, 2024.

The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of debt and equity securities and extending existing debt agreements. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives.

Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued.

The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.

Significant Accounting Policies

There have been no changes to our significant accounting policies described within the Notes to the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022. Certain disclosures relating to our significant accounting policies are disclosed below.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of these unaudited condensed consolidated financial statements and income and expenses during the reporting period. Actual amounts could differ from those estimated amounts.

Goodwill

Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of the identifiable assets acquired.

The Company accounts for goodwill under ASC Topic 350- Intangibles-Goodwill and Other, which does not permit amortization, but instead requires the Company to perform an annual impairment review, or more frequently if events or circumstances indicate that impairment may be more likely. The Company evaluates the facts and circumstances as of the end of each reporting period to determine whether a triggering event exists that may indicate the fair value of the Company’s identified reporting unit is less than its carrying amount, and thus if goodwill is impaired. If it is more likely than not that goodwill is impaired, the Company tests goodwill for impairment, in which the estimated fair value of the reporting unit is compared to its carrying amount and an impairment loss is recognized for the excess of the carrying amount over fair value (if any), not to exceed the carrying amount of goodwill. For the six months ended June 30, 2024 and 2023, the Company has determined that no impairment has occurred.

Net Loss Per Share

The Company computes earnings per share using the two-class method. The two-class method of computing Net Loss Per Share (“EPS”) is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared and participation rights in undistributed earnings. The Company has six classes of participating securities outstanding, common stock, Series Seed Convertible Preferred Shares, Series Seed-1 Convertible Preferred Shares, Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, and Series B-2 Convertible Preferred Shares. The different series of the Company’s Convertible Preferred Stock has the same rights as the Company’s common stock, other than being convertible into shares of common stock on a 1-for-1 ratio and preferences. Under the two-class method, the Company’s issued and outstanding Convertible Preferred Stock is considered a separate class of stock for EPS purposes. During periods of loss, there is no allocation required under the two-class method due to there being no distributed earnings for the period coupled with the fact that the Company’s Convertible Preferred Stock do not contain a contractual right to absorb losses. Thus, all undistributed losses should be allocated entirely to the Company’s outstanding common stock.

EPS is computed by dividing the sum of distributed and undistributed earnings for each class of stock by the weighted average number of shares outstanding for each class of stock for each period presented in the Company’s unaudited condensed consolidated statements of operations.

Diluted net loss per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. Given the Company is in a net loss position for the six months ended June 30, 2024 and 2023, there is no difference between basic and diluted net loss per share.

The following outstanding shares of common stock equivalents are excluded from the computation of diluted net loss per share for all the periods and scenarios presented because including them would have an anti-dilutive effect:

ConnectM Stock Options	142,692
ConnectM Warrants	23,332

Investment Recorded at Cost

The Company accounts for its investment in cost securities in accordance with Accounting Standards Codification (“ASC”) 321, Investments — Cost Securities (“ASC 321”). Cost investments are comprised of investments in a private corporation, for which the fair value cannot be readily determinable nor does the investment qualify for the practical expedient to be valued at net asset value (NAV). As such, the Company has elected the measurement alternative afforded by ASC 321 to account for this investment at cost.

As of June 30, 2024, the Company had approximately $45,000 of an investment carried at cost, which is included in Investment recorded at cost in the accompanying unaudited condensed consolidated Balance Sheets.

The Company makes a qualitative assessment of whether the investment in cost securities are impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the Company estimates the investment’s fair value, and if the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in net income equal to the difference between the carrying value and fair value. Through June 30, 2024, the Company has determined that no indicators of impairment were triggered through its qualitative analysis, which utilizes external factors such as the health of the United States Stock Market, as well as information provided to the Company by the Company’s cost method investee. As such, no impairment losses were recognized for the six months ended June 30, 2024 and 2023.

Due from Monterey Capital Acquisition Corporation (“MCAC”)

The Company has recorded a note receivable relating to different advances made to MCAC throughout June 30, 2024. The Company accounts for this note receivable in accordance with ASC 310- Receivables. Upon execution of a successful business combination between the Company and MCAC, this receivable would be offset with any payable recorded by MCAC due to the Company. The Company has assessed this receivable for potential credit losses, noting none as of June 30, 2024 and 2023. See Note 14: Due From Monterey Capital Acquisition Corporation.

Impairment of Long-Lived Assets

Long-lived assets and finite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. As of June 30, 2024, the Company identified an impairment indicator pertaining to its ACA and AFS business units as the Company decided to wind down these business units’ operations. As a result, during the six months ended June 30, 2024, the Company recognized $405,658 of impairment in its intangible assets (see Note 8: Intangible Assets). No impairment of the Company’s intangible assets was recognized during the six months ended June 30, 2023.

Recently Released Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures. This ASU requires entities to disclose significant segment expense categories and amounts for each reportable segment. ASU 2023-07 is effective for our annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09 "Income Taxes (Topics 740): Improvements to Income Tax Disclosures" to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating this ASU and does not expect the adoption of this standard to have a material impact on its unaudited condensed consolidated financial statements and related disclosures.

The Company does not believe that any other recently issued accounting pronouncements not yet adopted will have a material effect on its unaudited condensed consolidated financial statements.

NOTE 2: REPORTABLE SEGMENTS

As of June 30, 2024, the Company reports operations in four reportable segments—Electrification, Decarbonization, OEM/EV and Managed Services representing our different products and services. Each of our business segments is managed by a group of executives who reports to our chief executive officer (who is our "chief operating decision maker" under applicable accounting standards).

As of June 30, 2023, the Company reported operations in three reportable segments- Electrification, Decarbonization, and OEM/EV representing our different products and services at that time.

Our Electrification business segment generally focuses on the HVAC needs of the Company’s customers. This includes the servicing, repairing, installation, or updating of a homeowner’s heating and air conditioning. Our Decarbonization business segment generally focuses on providing solar-related roof installations, inspections, and repairs to solar energy system integration and maintenance programs. This segment also sells solar panels to its customers. This results in its customer’s overall reduction in energy costs with a focus on a reduction of a customer’s carbon footprint. Our OEM/EV business segment generally focuses on the utilization of developed products for the monitoring of energy utilization and energy resources. Lastly, our Managed Services business segment was created with the entering into Managed Service Arrangements, which focuses on managing the day-to-day operations for third party businesses that compete in the solar and HVAC industry. This reportable segment did not exist during the six months ended June 30, 2023.

In evaluating financial performance, we focus on operating (loss) income from operations as a segment's measure of profit or loss. Segment operating (loss) income from operations is (loss) income before interest expense, other expense, other income, unallocated corporate costs, and income taxes. Certain corporate assets consisting of cash, prepaid expenses and property, plant and equipment are not allocated to the segments. The accounting policies of our business segments are the same as those described above in the summary of significant accounting policies.

The following tables present Revenue, Cost of revenues, Selling, general and administrative, loss from operations, total assets, and capital expenditures as of and for the six months ended June 30, 2024 and 2023, respectively, by reportable segment. Certain unallocated corporate amounts consisted primarily of general and administrative expenses, other income (expense), and unallocated assets and capital expenditures.

	Six months ended June 30, 2024
	Electrification	Decarbonization	OEM/EV	Keen Home - Managed Services	Total
Revenues	$3,046,617	$3,737,894	$734,020	$3,705,785	$11,224,316

Cost of revenue	1,845,740	2,463,389	492,679	2,007,781	6,809,589
SG&A	1,302,216	1,323,001	466,544	1,587,979	4,679,740
Loss on impairment	405,658	-	-	-	405,658
Segment (loss) income from operations	(506,997)	(48,496)	(225,203)	110,025	(670,671)

Unallocated corporate costs					2,193,361
Consolidated loss from operations					(2,864,032)

Assets as of June 30, 2024	$2,177,695	$2,939,342	$1,111,513	$605,954	$6,834,504
Unallocated corporate assets					8,346,165
Total assets as of June 30, 2024					15,180,669

Segment capital expenditures	$10,147	$-	$-	$-	$10,147

	Six months ended June 30, 2023
	Electrification	Decarbonization	OEM/EV	Total
Revenues	$4,313,654	$6,283,750	$502,323	$11,099,727

Cost of revenue	3,011,199	3,777,685	514,244	7,303,128
SG&A	2,032,408	2,062,064	390,898	4,485,370
Loss on impairment	-	-	-	-
Segment (loss) income from operations	(729,953)	444,001	(402,819)	(688,771)

Unallocated corporate costs				1,452,029
Consolidated loss from operations				(2,140,800)

Total Assets as of June 30, 2023	4,009,619	4,533,585	963,053	9,506,257
Unallocated corporate assets				3,117,070
Total assets as of June 30, 2023				12,623,327

Segment capital expenditures	35,845	-	-	35,845

The following table presents a reconciliation of business segment operating loss to net loss from continuing operations before income taxes for each period:

	Six months ended June 30,
	2024	2023
Reported segment operating (loss) income	$(670,671)	$(688,771)
Unallocated corporate costs	(2,193,361)	(1,452,029)
Interest expense	(1,153,117)	(429,371)
Loss on extinguishment of debt	(591,864)	-
Other income (expense), net	(211,645)	151,738
Net loss	$(4,820,658)	$(2,418,433)

NOTE 3: REVENUE RECOGNITION

The following table summarizes disaggregated revenue information by geographic area based upon the customer's country of domicile:

	Six months ended June 30,
	2024	2023
United States	$10,515,006	$10,614,952
India	709,310	484,775
Total	$11,224,316	$11,099,727

Contract liabilities represent payments received in advance of revenue recognition for service agreements entered into with customers. Revenue is recognized associated with such contract liabilities when the revenue recognition criteria are met in accordance with ASC 606. The following table summarizes the contract liability activity for the six months ended June 30, 2024 and 2023:

Balance as of December 31, 2022	$643,254
Recognition of revenue recorded as a contract liability as of December 31, 2022	(643,254)
Deferred of revenue billed in the current period, net of recognition of revenue	632,104
Balance as of June 30, 2023	$632,104

Balance as of December 31, 2023	$1,120,817
Recognition of revenue recorded as a contract liability as of December 31, 2023	(1,120,817)
Deferred of revenue billed in the current period, net of recognition of revenue	696,182
Balance as of June 30, 2024	$696,182

As a practical expedient, the Company has elected not to disclose the aggregate amount of the transaction price allocated to unsatisfied performance obligations, as our contracts have an original expected duration of less than one year.

Contract Assets

Contract assets consist of work in process for unrecognized revenue. The following table summarizes the contract asset activity for the six months ended June 30, 2024:

Balance as of December 31, 2023	$343,646
Recognition of costs to fulfill during the six months ended June 30, 2024	(343,646)
Balance as of June 30, 2024	$-

NOTE 4: INVENTORIES

Inventories are stated at the lower of cost (average cost method) or net realizable value. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. The Company did not recognize any reduction in the carrying value of its inventories during the six months ended June 30, 2024 or 2023.

Inventories consist of parts for the satisfaction of the Company’s performance obligations. These parts primarily consist of manufacturing hardware, wiring, and piping. The Company’s inventory balances consisted of the following at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Parts	$149,080	$250,700
Finished Goods	177,743	26,643
Total	$326,823	$277,343

NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of June 30, 2024 and December 31, 2023:

	As of
	June 30, 2024	December 31, 2023
Furniture and fixtures	$93,720	$90,661
Machinery and equipment	69,237	61,731
Vehicles	814,531	814,531
Property improvements	16,824	49,255
Building	570,000	570,000
Property and Equipment	1,564,312	1,586,178
Less: Accumulated Depreciation	(549,517)	(448,479)
Total	$1,014,795	$1,137,699

Depreciation expenses were $133,051 and $155,694 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 6: INTANGIBLE ASSETS

Identifiable intangible assets consist of the following as of June 30, 2024 and December 31, 2023:

	As of June 30, 2024
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$965,000	$(447,611)	$517,389
Tradename	720,000	(224,717)	495,283
Noncompetition agreements	34,000	(16,170)	17,830
Intellectual property	35,186	(22,304)	12,882
Internally developed software	512,721	(246,379)	266,342
Total	$2,306,907	$(997,181)	$1,309,726

	As of December 31, 2023
	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$1,445,000	$(582,256)	$862,744
Tradename	923,000	(216,501)	706,499
Noncompetition agreements	126,000	(82,037)	43,963
Intellectual property	35,186	(20,073)	15,113
Internally developed software	439,617	(227,061)	212,556
Total	$2,968,803	$(1,127,928)	$1,840,875

During the six months ended June 30, 2024, the Company recognized $405,658 of impairment in its intangible assets. No impairment of the Company’s intangible assets was recognized during the six months ended June 30, 2023.

Amortization expense was $199,755 and $240,977 for the six months ended June 30, 2024 and 2023, respectively. Amortization expense over the next five years and thereafter is expected to be as follows below. The below does not include $173,289 of capitalized costs for internally developed software that are still in the development stage and not currently subject to amortization. Amortization expense over the next five years and thereafter is expected to be as follows:

Six months ending June 30, 2024	Amount
2024 (remainder)	$170,646
2025	223,958
2026	173,817
2027	132,692
2028	113,745
2029	101,840
Thereafter	219,739
Total	$1,136,437

NOTE 7: CONVERTIBLE NOTE RECEIVABLE

In August, September, and November 2023, the Company issued $445,000 to Monterey Capital Acquisition Corporation (“MCAC”) in the form of convertible notes for working purposes. The convertible notes are to be repaid to the Company upon consummation of a Business Combination, without interest, or at the Company’s option, convertible into Private Warrants at a price of $1.00 per warrant. See Note 13: Merger Agreement. As of June 30, 2024 and December 31, 2023, the entire amount remained outstanding,

NOTE 8: LEASES

The Company’s finance leases relate to its vehicle leases and its operating leases relate to its office leases. During the six months ended June 30, 2024, the Company did not enter any new operating or financing leases. During the six months ended June 30, 2023, the Company entered two new operating leases where the Company recorded $199,848 of operating lease right-of-use (“ROU”) assets and operating lease liabilities. Further, during the six months ended June 30, 2023, the Company entered one new financing lease where the Company recorded $11,492 of finance lease ROU assets and finance lease liabilities.

The Company’s leases do not require any contingent rental payments or impose any financial restrictions. The Company’s leases do not include residual value guarantees. Some of the Company’s leases do include escalation clauses. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor in any lease arrangements.

The components of lease expenses were as follows for the six months ended June 30, 2024 and 2023:

Six Months Ended June 30, 2024
Operating lease costs (1)	$70,000
Finance lease costs
Amortization of ROU assets	57,186
Interest on lease liabilities	10,315
Total lease costs	$137,501

Six Months Ended June 30, 2023
Operating lease costs (1)	$97,546
Finance lease costs
Amortization of ROU assets	59,176
Interest on lease liabilities	12,281
Total lease costs	$169,003

(1)	Operating and Financing lease expenses are generally included in selling, general and administrative expenses in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss. Interest on lease liabilities are included in interest expense in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss. Costs include short term and variable lease components, which were not material for the periods presented. Interest on financing lease liabilities are included in interest expense in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss.

The total cash paid for amounts included in the measurement of lease liabilities for the six months ended June 30, 2024 and 2023 included the following:

	June 30, 2024	June 30, 2023
Operating cash outflows from operating leases	$(46,162)	$(96,164)
Financing cash outflows from finance leases	(50,376)	(43,616)

Lease term and discount rate were as follows:

June 30, 2024
Weighted-average remaining lease term (in years)
Operating leases	2.37 years
Finance leases	2.17 years
Weighted-average discount rate
Operating leases	8.00%
Finance leases	8.00%

Maturities of lease liabilities under non-cancelable leases as of June 30, 2024 are summarized as follows:

	Finance Leases	Operating Leases	Total
2024 (remainder)	$43,859	$68,442	$112,301
2025	116,266	107,896	224,162
2026	65,394	51,434	116,828
2027	37,264	27,070	64,334
Total undiscounted lease payments	262,783	254,842	517,625
Less: imputed interest	(10,973)	(13,157)	(24,130)
Total lease liabilities	$251,810	$241,685	$493,495

NOTE 9: DEBT

Secured Promissory Note Agreement

In February of 2022, the Company entered into secured promissory note agreements with two lenders for a total of $1.4 million. In connection with the issuance of the secured promissory notes, the Company issued warrants to each lender that may be converted into shares of common stock of the Company. The secured promissory notes mature in February of 2025. Interest is charged at an annual simple rate of 9.25%, which increases to 12% upon the occurrence of an Event of Default, defined as the following. “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any of its debt when due and such failure continues for a period of thirty (30) days after the due date; (ii) the Company breaches any material covenant or other term or condition of the secured promissory note agreements, which breach results in a material adverse effect to the lenders and such breach, if capable of cure, continues for a period of thirty (30) days after the Company shall have received written notice of such breach from any lender; (iii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant the secured promissory note agreements or in connection therewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of forty-five (45) days after the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets (a) for more than $1,000,000, or (b) which grants injunctive relief that results, or creates a material risk of resulting in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (vi) the Company fails to make any payment when due.

The debt discount at issuance of these notes amounted to $82,861. Amortization expense related to the debt discount amounted to $13,810 for both of the six months ended June 30, 2024 and 2023, respectively, and is included within “Interest expense” in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. The unamortized debt discount as of June 30, 2024 and December 31, 2023 amounted to $18,414 and $32,224, respectively.

There were 23,332 warrants that were issued in connection with the issuance of the secured promissory notes that have an exercise price of $12.00 per share. The fair value of these warrants amounted to $82,861 at date of issuance. Such warrants are exercisable at any point for a period of 10 years from the date issued. The warrants are not transferable, nor do they carry any voting rights or other rights of a shareholder. The holders of the warrants cannot net settle, and all exercises of such warrants must be completed in cash.

During the year ended December 31, 2023, the Company issued an additional $5,510,000 of secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). However, no warrants were issued in connection with the issuance of these additional secured promissory notes. These Promissory Notes have original maturity dates ranging from November of 2023 to December of 2024. For the notes with original maturity dates prior to the date these financial statements are issued, the Company reached agreements with the noteholders to extend the maturity date to September 2024. The notes accrue interest at a simple annual interest rate that ranges from 18% to 24.0%. Additionally, the Company is not required to make any payments under these promissory notes prior to maturity.

During the six months ended June 30, 2024, the Company issued 14 additional secured promissory notes with terms similar to those described above (the “2023 Promissory Notes”). No warrants were issued in connection with the issuance of these additional secured promissory notes. These additional secured promissory notes totaled $4,050,000. The notes do not require payment of interest or principal until the maturity dates, which range from August 15, 2024 to June 30, 2025. The interest rate for these notes ranges from 20% to 24%.

The total principal outstanding under these promissory note agreements as of June 30, 2024 and December 31, 2023 were $11,334,020 and $7,410,000, respectively.

Convertible Notes

The Company issued $1,350,000 of convertible notes in September of 2022. On February 22, 2023, the convertible notes were amended to clarify how these convertible notes convert. The convertible notes include an automatic conversion upon the occurrence of a Qualified Financing, defined below. These convertible notes convert at a quotient, the numerator of which is the entire principal of the convertible notes and any interest accrued and the denominator is the lesser of 80% of the price per share to be sold in a financing event, or $7.00 per share, adjusted for stock dividend, stock split, combination, or other similar recapitalization with respect to such class or series. This modification did not change the future cash flows of the notes.

These convertible notes mature on the earlier of two years from the date of issuance (September 2024), or upon the consummation of a Qualified Financing. A Qualified Financing is defined as the next transaction or series of transactions after the issuance of the convertible notes in which the Company sells shares of its privately issued equity securities resulting in gross proceeds to the Company of at least $5 million, not including the convertible notes. Interest is charged at an annual (simple) rate of 5.0%; the rate increases to 8.0% upon the occurrence of an Event of Default. An “Event of Default” shall be deemed to have occurred if: (i) the Company fails to pay any installment of principal or interest on any debt when due and such failure continues for a period of fifteen (15) business days after receipt of notice thereof from the respective holder of such debt; (ii) the Company breaches any material covenant or other term or condition of the convertible notes, which breach results in a material adverse effect to the respective Company and such breach, if capable of cure, continues for a period of thirty (30) days after the date upon which the Company shall have received written notice of such breach from such lender; (iii) any material representation or warranty of the Company made in any agreement, statement or certificate given in writing pursuant to the convertible notes agreement or in connection herewith shall be shown to have been deliberately false or misleading and, if capable of cure, shall not be cured for a period of thirty (30) days after the date upon which the Company shall have received written notice of such false or misleading representation or warranty from any lender; (iv) the Company becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action, including actions of any regulatory agency or any court, relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations, which, in any case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; (v) any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $100,000, or which grants injunctive relief that results or is likely to result in a material adverse effect upon the Company and, in either case, shall remain unvacated, unbonded or unstayed for a period of ninety (90) days; or (vi) the Company shall fail to make any payment when due (taking into effect any applicable grace or cure periods) of any other indebtedness, or fail to perform or observe the terms of any agreement or instrument related to any indebtedness and such failure shall cause the acceleration of such indebtedness. The Company is not required to make principal payments on these notes until maturity.

During the year ended December 31, 2023, the Company issued an additional $900,000 of convertible notes with the same terms as described above.

The Company accounts for these convertible notes outstanding, under the fair value option, which resulted in a remeasurement loss of $249,205 for six months ended June 30, 2024 and a gain of $155,425 for the six months ended June 30, 2023. The unpaid principal balance as of June 30, 2024 and December 31, 2023 was $2,250,000. The fair value remeasurement is included within Other income (expense) on the unaudited condensed consolidated statements of operations and comprehensive loss.

Small Business Administration (SBA) Loans

On June 5, 2020, the Company entered into an SBA Loan agreement in the amount of $150,000. The payment terms under this loan required monthly payments of $731 per month for a total of thirty years. In 2021, this loan was amended to increase the total borrowing to $475,000 with monthly payments of $1,484 for a total of thirty years. Interest under this SBA loan is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. The total amounts outstanding under this SBA loan as of June 30, 2024 and December 31, 2023 was $475,000. This loan matures in June 2050.

In 2022, in connection with the acquisitions of FSP and CSH, the Company assumed two additional SBA loans for $150,000 each. The payment terms under these loans required monthly payments of $731 per month for a total of thirty years. Interest under each of these SBA loans is to accrue at 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. The total amounts outstanding under these SBA loans as of June 30, 2024 and December 31, 2023 was $290,670 and $293,956, respectively. These loans mature in June 2050.

The SBA loans are collateralized by all tangible and intangible personal property of the Company.

PPP (Paycheck Protection Program) Loan

On May 4, 2020, the Company entered into a PPP Loan agreement in the amount of $151,000. Payments were not required under the loan for a period from six months from the date of the initial borrowing, upon which payments are required to be made monthly. Interest under this PPP loan accrues at 1.00% annually on funds outstanding. The maturity date of this loan is May 4, 2025. The total amount outstanding under this PPP loan as of June 30, 2024 and December 31, 2023 was $38,499 and $59,350, respectively.

The PPP loan is collateralized by all tangible and intangible personal property of the Company.

Vehicle Notes

The Company has obtained several vehicles over a long period since inception. Each vehicle has its own standalone loan. As of June 30, 2024, the Company has a total of twelve vehicle loans. The maturities of these vehicle notes outstanding range from 2026 through 2029. Interest rates range from 4.99% to 17.37% and total payments range from $435 - $1,628 per month. The outstanding principal balance of these loans at June 30, 2024 and December 31, 2023 was $455,968 and $497,957, respectively.

BAC Seller Note

On December 1, 2020, the Company entered into the BAC Seller Note for a principal sum of $200,000. This Seller Note requires payments of principal and interest in the amount of $3,867 due monthly. Interest under this Seller Note accrues at a rate of 6% per year. The maturity date of this note is November 1, 2025. The total amount outstanding under this Seller Note as of June 30, 2024 and December 31, 2023 was $66,400 and $83,810, respectively. The note is secured by a mortgage of certain real estate property entered into by one of its wholly owned subsidiaries.

ACA Seller Note

On May 18, 2021, the Company entered into the ACA Seller Note for a principal sum of $225,000. The Seller Note requires payments of principal and interest in the amount of $4,350 due monthly. Interest under this Seller Note accrues at a rate of 6% per year.

The Company and the noteholder have been in litigation which was settled pursuant to a settlement agreement dated May 16, 2024. Under the terms of the settlement agreement, the Company was required to pay the noteholder $60,000 in cash and in return, the Company would receive the noteholders 5% ownership interest and the unpaid balance on the seller note would be considered resolved and any and all claims under the litigation would be deem resolved. At the time of the settlement there was $110,172 of unpaid principal balance on the seller note. The additional 5% ownership interest acquired increased the Company's ownership of ACA to 95%, and as such, control of ACA has not changed. Therefore, irrespective of the events that lead to changes in ownership interests in the subsidiary, if control has not changed, a parent accounts for such changes in ownership as equity transactions. The net amount of consideration was a benefit to the Company of $50,172, which is recorded as an increase to additional paid-in-capital.

The total amount outstanding under this Seller Note as of December 31, 2023 was $124,627.

CSH Seller Notes

In connection with the acquisition of CSH, the Company entered into two seller notes (CSH Seller Notes) with a former owner of CSH for a principal sum of $400,000, which matures in December 2026. The quarterly payments of $13,869 under each CSH Seller Note commenced on April 1, 2022 and are required to be made in sixteen equal quarterly installments. Interest under these CSH Seller Notes accrues at a rate of 5.0% per year. The CSH Seller Notes can be prepaid at any time without additional cost or penalty. The total amount outstanding under these CSH Seller Notes as of June 30, 2024 and December 31, 2023 was $184,816 and $234,734, respectively. The notes are secured by a pledge of all of the issued and outstanding equity securities of CSH owned by the Company.

BHC Seller Note

In connection with the acquisition of BHC, the Company entered into the BHC Seller Note with the former owners of BHC for a principal sum of $600,000. The payments under the BHC Seller Note commenced on February 28, 2023 and are required to be made in three annual installments. Interest under this BHC Seller Note is calculated on the basis of a 360-day year of twelve 30-day months but accrues and is payable based upon the actual number of days elapsed. This BHC Seller Note accrues interest at an annual rate of the minimum applicable federal rate of interest in effect as of the date of the BHC Seller Note, or 1.40%. In the event of default, the BHC Seller Note accrues interest at the minimum applicable federal rate of interest in effect as of the date hereof plus three percent. The total amount outstanding under this BHC Seller Note as of June 30, 2024 and December 31, 2023 was $200,000 and $400,000, respectively. The maturity date of this note is February 28, 2025. The note is secured by a pledge of all of the issued and outstanding equity securities of BHC owned by the Company.

AFS Seller Note

In connection with the acquisition of AFS, the Company entered into the AFS Seller Note with the former owners of AFS for a principal sum of $649,000, which matures in July 2026. The quarterly payments under the AFS Seller Note amount to $45,927 and commenced on July 1, 2022, and are required to be made in sixteen equal quarterly installments. Interest under this AFS Seller Note accrues at a rate of 6.0% per year. The AFS Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this AFS Seller Note as of June 30, 2024 and December 31, 2023 was $398,543 and $462,531, respectively. The note is secured by the Company’s ownership interest in AFS, including all inventory and equipment of the Company.

FSP Seller Note

On December 28, 2022, the Company entered into the FSP Seller Note with an external third party for a principal sum of $900,000, which matures in February 2028. The payments under the FSP Seller Note began on February 1, 2023 and are required to be made in sixty equal monthly installments of $17,400. Interest under this FSP Seller Note accrues at a rate of 6.0% per year. The FSP Seller Note can be repaid at any time without additional cost or penalty. The total amount outstanding under this FSP Seller Note as of June 30, 2024 and December 31, 2023 was $768,063. The note is secured by a pledged security interest with the former owner of FSP. As a result of the allegations brought forth as described within Note 11: Commitments and Contingencies, the holder of the FSP Seller has communicated that it believes this FSP Seller Note is in default. Further, due to such allegations, the Company has not made any required monthly installment payments during the quarter ended June 30, 2024.

Real Estate Promissory Note

On December 29, 2022, a wholly owned subsidiary of the Company entered into a Real Estate Promissory Note for land in Florida for a principal sum of $370,000, which is collateralized by real estate. The Real Estate Promissory Note commenced on December 29, 2022. The Real Estate Promissory Note was scheduled to mature on July 29, 2023. The Real Estate Promissory Note holder has initiated collection of the Real Estate Promissory Note and has communicated that it believes the Real Estate Promissory Note is in default. See Note 11: Commitments and Contingencies. The Company does not believe that there are any cross default provisions within the Real Estate Promissory Note that would cause default of any of its other debt. The total amount outstanding under this Real Estate Promissory Note as of June 30, 2024 and December 31, 2023 was $370,000. The Real Estate Promissory Note is secured by a mortgage on the property.

Promissory Note – Related Party

The Company, in September 2016, entered into an unsecured promissory note with Avanti Computing PVT, Ltd., a related party which has ownership in common, for an original principal sum of 90 million INR. The note has a 14% annual interest rate. Payments of interest and principal are made sporadically as there is no set payment schedule for the note. The note also does not have a maturity date and the full note balance is to be paid over time. The total outstanding amount as of June 30, 2024 and December 31, 2023 was 7.1 million INR, which translated to $85,717 and $85,437, respectively. Total interest expense recognized on this note for the six months ended June 30, 2024 and 2023 were $8,988 and $6,735, respectively. Total interest accrued as of June 30, 2024 and December 31, 2023 was $73,600 and $64,612, respectively.

Business Line of Credit

In January 2023, the Company opened a business line of credit with American Express and borrowed $74,400. The maximum amount the Company can take out on the line of credit is $74,400. The line of credit has an interest rate of 13%. This business line of credit matured in September of 2023 and was repaid by the Company. Interest expense for the business line of credit for the six months ended June 30, 2023 was $2,604.

Libertas (Sale of Future Receipts)

On April 25, 2023, the Company entered into a sale of Future Receipts agreement with Libertas Funding, LLC, an independent third party (“Libertas”). Pursuant to this agreement, the Company sold and assigned $1,597,144 of Future Receipts in exchange for net cash proceeds of $1,176,000, including a fee of $24,000. As a result, the Company recorded a discount of $421,144. Under the agreement, the Company agreed to pay the third party a minimum of $30,174 of weekly sales receipts until the Future Receipts have been collected. for the term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 2, 2023, the Company amended this agreement with Libertas to extend the weekly sales receipts period to one year from the amendment date, requiring weekly sales receipts of $17,700 until the remaining Future Receipts have been collected. Further in connection with this amendment, the Company incurred an incremental fee of $100,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50, Debt- Modifications and Extinguishments (“ASC 470-50”).

Similarly, to the transaction in April, on August 7, 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $1,290,000 of future receipts in exchange for net proceeds of $980,000, including a fee of $20,000. As a result the Company recorded a discount of $310,000. Under the agreement the Company agreed to pay the third party approximately $25,595 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. On November 29, 2023, the Company amended this agreement with Libertas to borrow an incremental $370,543. Due to this refinancing, Libertas forgave a portion of this debt outstanding totaling $130,000 and the Company incurred an incremental fee of $221,000. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendments noted above, as of December 31, 2023, all remaining discounts were written off. As a result of the amendments noted above, the Company wrote off all remaining debt discounts, yielding incremental interest expense of $662,400. This loss on extinguishment of debt was offset by the forgiveness of debt in connection with each amendment, as discussed above, of $162,080 relating to the first amendment and $130,000 relating to the second amendment, yielding a loss on extinguishment of debt of $370,320 that was recognized during the year ended December 31, 2023.

On January 4, 2024, like the transactions in April and August of 2023, the Company entered into a sale of Future Receipts Agreement with Libertas to which it sold and assigned $451,500 of future receipts in exchange for net proceeds of $350,000, including an origination fee of $7,000 and an original issuance discount of $101,500. As a result, the Company recorded a discount of $108,500. Under the agreement, the Company agreed to pay the third party approximately $8,958 weekly until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out.

On January 30, 2024, the Company amended each of its outstanding agreements with Libertas to consolidate the agreements into one without any change to the total Future Receipts committed. In connection with this amendment, the Company sold a total of $2,600,000 of Future Receipts in exchange for the remaining balances on each of the Company’s outstanding agreements with Libertas as of the date of the transaction, totaling $2,077,011 with an original issuance discount of $522,989. The Company assessed this amendment, noting that the amended terms of the agreement were substantially different from the terms of the initial agreement, causing the Company to account for this amendment as an extinguishment in accordance with ASC 470-50. As a result of the amendment, as of March 31, 2024, all unamortized discounts were written off, resulting in a loss on extinguishment of debt of $591,864.

In connection with these instruments, the Company recorded discounts. These discounts are recorded as an adjustment to the related liability within the “Current portion of debt, net of discount” in the unaudited condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023. As discussed above, as of June 30, 2024 and December 31, 2023, the discounts offered associated with these borrowings were zero.

In connection with the January 30, 2024 amendment, the Company erroneously received an incremental $1,057,275 from Libertas. Such amounts received were provided to the Company in error and are due and payable in full to Libertas. Libertas has agreed to loan the Company this amount and is currently negotiating repayment terms with the Company. This is shown as a Due to Libertas on the unaudited condensed consolidated balance sheets.

Since the Company has significant continuing involvement in the generation of future cash flows due under these agreements among other indicators, pursuant to ASC 470-10-25-2, Debt- Sales of Future Revenues or Other Various Measures of Income, the Company has reflected any future commitments to Libertas associated with these agreements as Debt.

The balance of the total sale on Future Receipts stated above as of June 30, 2024 and December 31, 2023 is $2,084,127 and $1,938,257, respectively, which is included in the current portion of debt on the unaudited condensed consolidated balance sheets.

Samson (Sale of Future Receipts)

On May 23, 2024, the Company entered into a sale of Future Receipts agreement with Samson MCA LLC, an independent third party (“Samson”). Pursuant to this agreement, the Company sold and assigned $148,800 of Future Receipts in exchange for net cash proceeds of $117,425. As a result, the Company recorded a discount of $31,375. Under the agreement, the Company agreed to pay the third party a minimum of $12,400 of monthly sales receipts until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Amortization of the debt discount amounted to $2,660 for the six months ended June 30, 2024 and was recognized as a component of Interest expense within the unaudited condensed consolidated statements of operations and comprehensive loss.

On May 28, 2024, the Company entered into a second sale of Future Receipts agreement with Samson. Pursuant to this agreement, the Company sold and assigned $125,600 of Future Receipts in exchange for net cash proceeds of $97,825. As a result, the Company recorded a discount of $27,775. Under the agreement, the Company agreed to pay the third party a minimum of $5,528 of bi-weekly sales receipts until the Future Receipts have been collected. The term of this agreement is approximately one year as the payments are made until the total amount of the future receipts are paid out. Amortization of the debt discount amounted to $2,360 for the six months ended June 30, 2024 and was recognized as a component of Interest expense within the unaudited condensed consolidated statements of operations and comprehensive loss.

The unamortized debt discount as of June 30, 2024 for these sales of Future Receipts stated above amounted to $54,130. The outstanding principal as of June 30, 2024 is $256,791, which is included in the current portion of debt on the unaudited condensed consolidated balance sheets.

Channel Partners

On May 14, 2024, the Company entered into a Business Loan and Security Agreement with Channel Partners. The Company received $100,000 in proceeds. The Company is required to pay $6,722 per month for a total of eighteen months, at which time, the Business Loan and Security Agreement will mature. The Company can repay the Business Loan and Security Agreement in full prior to the maturity date without penalty. The balance of the Business Loan and Security Agreement as of June 30, 2024 is $95,364, of which $63,770 is included in the current portion of debt on the unaudited condensed consolidated balance sheets.

Summarization

See the below summarization of all debt instruments as of June 30, 2024 and December 31, 2023:

Description	As of June 30, 2024	As of December 31, 2023
Secured Promissory Notes	$11,334,020	$7,410,000
Small Business Administration (SBA) Loans	765,670	768,956
Paycheck Protection Program (PPP) Loans	38,499	59,350
Vehicle Notes	455,968	497,957
BAC Seller Note	66,400	83,810
ACA Seller Note	-	124,627
CSH Seller Notes	184,816	234,734
BHC Seller Note	200,000	400,000
AFS Sellers Note	398,543	462,531
FSP Sellers Note	768,063	768,063
Real Estate Promissory Note	370,000	370,000
Promissory Note-Related Party	85,717	85,437
Libertas-Sale of Future Receipts	2,084,127	1,938,257
Samson -Sale of Future Receipts	256,791	-
Channel Partners	95,364	-
Total secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, Libertas, Samson, and Channel Partners	$17,103,978	$13,203,722
Less: Debt Discounts	(72,544)	(32,224)
Net secured promissory notes, SBA loans, PPP loans, vehicle notes, sellers notes, real estate promissory notes, related party note, Libertas, Samson, and Channel Partners	$17,031,434	$13,171,498
Convertible Debt	2,427,890	2,178,685
Total Debt, net of debt discount	$19,459,324	$15,350,183

NOTE 10: INCOME TAXES

The Company considers new evidence (both positive and negative) at each reporting date that could affect our view of the future realization of deferred tax assets. We evaluate information such as historical financial results, historical taxable income, projected future taxable income, expected timing of the reversals of existing temporary differences and available prudent and feasible tax planning strategies in our analysis. Based on the available evidence, the Company continues to recognize a full valuation allowance against deferred tax assets in the United States and India.

Our income tax benefit (including discrete items) was $0 for the six months ended June 30, 2024 and 2023. For the six months ended June 30, 2024 and 2023, our effective tax rate differs from the statutory rate of the United States of 21% due to our valuation allowances in jurisdictions in the United States and India. The income tax benefits recognized relate to the partial release of the Company’s valuation allowance on its deferred tax assets due to the acquisition of deferred tax liabilities on intangible assets for which tax has no basis.

NOTE 11: COMMITMENTS AND CONTINGENCIES

Litigation

The Company is from time to time subject to routine legal claims, proceedings and regulatory matters, most of which are incidental to the ordinary course of its business.

The Company accrues for potential liability arising from legal proceedings and regulatory matters when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated. This determination is based upon currently available information for those proceedings in which the Company is involved, taking into account its best estimate of such losses for those cases for which such estimates can be made. The Company’s estimate involve significant judgement, given the varying stages of proceedings (including issues regarding class certification and the scope of many of the claims), and the related uncertainty of the potential outcomes of these proceedings.

In making determinations of the likely outcome of pending litigation, the Company considers many factors, including, but not limited to, the nature of the claims, the Company’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative mechanisms, the matter’s current status and the damages sought or demands made. Accordingly, the Company’s estimate will change from time to time, and actual losses could be more or less than the current estimate.

As of June 30, 2024 and December 31, 2023, there are no matters for which a reserve is required to be established.

On February 26, 2024, Robert Zrallack and RJZ Holdings LLC (the “Plaintiffs”) filed suit against Aurai LLC, ConnectM Florida RE LLC, and Florida Solar Products, Inc., wholly owned subsidiaries of the Company, in the Circuit Court for the 19th Judicial Circuit (St. Lucie County, Florida).  In this suit, the plaintiffs allege various contract claims arising out of a transaction under which Aurai acquired Florida Solar Products, Inc. from Mr. Zrallack in 2022 and ConnectM Florida RE LLC acquired certain real estate from RJZ Holdings LLC in 2022 from which Florida Solar Products operates.  Specifically, the plaintiffs allege breach of the stock purchase agreement and certain promissory notes in connection with the purchase of Florida Solar Products, Inc. and the related real estate, as well as breach of a services agreement with Mr. Zrallack. The Company believes the Plaintiffs’ claims have no merit and plans to assert counterclaims against the Plaintiffs in connection with the underlying transactions.  The Company is defending itself in this matter.

Guarantees

On June 26, 2024, both the Company and MCAC entered into a Capital Markets Advisory Agreement with Benjamin Securities to provide advisory services for the MCAC and the Company. As consideration for these services, MCAC and the Company are expected to pay approximately $525,000. The Company made an initial deposit to Benjamin Securities for a total of $75,000 on June 27, 2024. The remaining balance is due and payable at the date of the close of the transaction with MCAC. See Footnote 13: Merger Agreement and Footnote 15: Subsequent Events.

NOTE 12: FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level I – Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level II – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in inactive markets; inputs other than quoted market prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.

Level III – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

Debt

The Company evaluated whether any of the embedded features associated with the different Convertible Notes issued throughout 2022 required bifurcation as a separate component of equity. The Company elected the fair value option (FVO) under ASC Topic 825- Financial Instruments, as the different Convertible Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized each of the Convertible notes as hybrid debt instruments at fair value, inclusive of the embedded feature with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive income in the unaudited condensed consolidated balance sheets. All other changes in fair value were recognized in the unaudited condensed consolidated statements of operations and comprehensive loss.

The fair value of the different convertible notes issued throughout 2022 and 2023 are measured quarterly using unobservable inputs, the most significant of which was the discount rate, which was determined to be 15%. The change in fair value of the different convertible notes for the six months ended June 30, 2024 and 2023 was a remeasurement loss of $249,205 for six months ended June 30, 2024 and a remeasurement gain of $155,425 for the six months ended June 30, 2023.

The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis:

	June 30, 2024		December 31, 2023
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Convertible Debt	$2,427,890	$2,427,890	$2,178,685	$2,178,685

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due to their short-term nature.

NOTE 13: MERGER AGREEMENT

On December 31, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Monterey Capital Acquisition Corporation (“MCAC”) and Chronos Merger Sub, Inc., a Delaware corporation incorporated on December 28, 2022 and a wholly owned subsidiary of MCAC (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between MCAC and ConnectM will be effected through the merger of Merger Sub with and into ConnectM, with ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Merger”).

As a result of the Merger, among other things, each share of ConnectM common stock, par value $0.0001 per share, and ConnectM preferred stock, par value $0.0001 per share (but excluding shares the holders of which perfect rights of appraisal under Delaware law), will be converted into the right to receive such number of shares of common stock, par value $0.0001 per share, of MCAC common stock as calculated based on the Exchange Ratio as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be the quotient of (a) the merger consideration, divided by (b) the number of shares of ConnectM capital stock outstanding as of immediately prior to the Effective Time, including any shares underlying outstanding warrants to purchase ConnectM Common Stock and excluding any shares of ConnectM capital stock held in treasury by ConnectM. The Merger Consideration is 14,500,000 shares of MCAC Common Stock, subject to an upward adjustment depending on the extent to which MCAC’s transaction expenses (as defined in the Agreement and Plan of Merger) exceed $8,000,000.

Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and ConnectM for consummation of the Merger and certain other actions related thereto by our shareholders.

The Merger Agreement, as amended, may be terminated prior to the time at which the Merger becomes effective as follows: (i) by mutual written consent of MCAC and ConnectM, (ii) by either MCAC or ConnectM if the Merger is not consummated on or before November 13, 2024, provided that the failure to consummate the Merger by the Outside Date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied, (iii) by either MCAC or ConnectM if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the consummation of the business combination (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger, (iv) by either MCAC or ConnectM if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action, (v) by either MCAC or ConnectM if MCAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the special meeting or any adjournment thereof, (vi) by written notice from MCAC to ConnectM if the Company stockholders do not approve the merger agreement within two days following the date of the Merger Agreement, or (vii) by written notice from ConnectM to MCAC if the ConnectM board of directors shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the Merger and other proposals, if such notice is given by ConnectM within 15 business days after such action (or inaction) by the Board.

In the event the Merger Agreement is terminated in certain of the circumstances described above, MCAC will be obligated to reimburse ConnectM for up to $1,200,000 of its transaction expenses. See Note 14: Due From Monterey Capital Acquisition Corporation and Note 15: Subsequent Events.

NOTE 14: DUE FROM MONTEREY CAPITAL ACQUISITION CORPORATION

On May 9, 2023, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by three months, from May 13, 2023 to August 13, 2023, pursuant to the deposit by the Company of $920,000 to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.

On August 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an addition from August 13, 2023 to November 13, 2023, pursuant to the deposit of $920,000 by the Company to the Trust Account of MCAC. The Company recognized an asset in the amount of $920,000 in connection with this funding provided to MCAC.

On November 9, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from November 13, 2023 to December 13, 2023, pursuant to the deposit of $325,715 to the Trust of MCAC by the Company. On December 11, 2023, the Company further remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 pursuant to a deposit of approximately $325,716 into the Trust Account of MCAC by the Company. The Company recognized assets totaling in the amount of $651,430 in connection with these fundings provided to MCAC.

On December 11, 2023, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from December 13, 2023 to January 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

On January 8, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from January 13, 2024 to February 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

On February 9, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from February 13, 2024 to March 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

On March 11, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from March 13, 2024 to April 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

On April 11, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from April 13, 2024 to May 13, 2024 pursuant to a deposit of $325,715 to the Trust Account of MCAC by the Company.

On May 10, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from May 13, 2024 to June 13, 2024 pursuant to a deposit of $315,416 to the Trust Account of MCAC by the Company.

On June 11, 2024, the Company remitted funds to MCAC to extend the period of time to consummate its Business Combination by an additional one-month period from June 13, 2024 to July 13, 2024 pursuant to a deposit of $315,419 to the Trust Account of MCAC by the Company.

As of June 30, 2024 and December 31, 2023, there was a total of $4,425,126 and $2,491,431 of outstanding funds Due from Monterey Capital Acquisition Corporation, respectively. This amount is included within “Due from Monterey Capital Acquisition Corporation” in the accompanying unaudited condensed consolidated balance sheets.

NOTE 15: SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through June 30, 2024, the date at which the financial statements were available to be issued, and determined there were no items to disclose other than the following items:

Merger with Monterrey Capital Acquisition Corporation

On July 12, 2024 (the “Closing Date”), ConnectM Technology Solutions, Inc., a Delaware corporation, consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated December 31, 2022 (as described within Footnote 13: Merger Agreement), by and among the Company, Chronos Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and ConnectM Operations, Inc. (f/k/a ConnectM Technology Solutions Inc., “Legacy ConnectM”), following the approval at a special meeting of the stockholders of Monterrey Capital Acquisition Corporation held on July 10, 2024.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy ConnectM, with Legacy ConnectM surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “business combination”). On the Closing Date, Monterey Capital Acquisition Corporation changed its name to “ConnectM Technology Solutions, Inc.”

As of the open of trading on July 15, 2024, the Common Stock began trading on the Nasdaq Global Market under the symbol “CNTM.” Upon closing of the business combination, the Company’s Series Seed Convertible Preferred Shares, Series Seed-1 Convertible Preferred Shares, Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, and Series B-2 Convertible Preferred Shares converted to class A common shares of CNTM. Furthermore, the Company’s convertible debt converted to class A common shares of CNTM.

A description of the business combination and the terms of the Merger Agreement are included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2024 (the “Proxy Statement/Prospectus”) in the section entitled “Proposal No. 1—The Business Combination Proposal.”

Channel Partners

On July 31, 2024, the Company entered into a Business and Security Loan Agreement with Channel Partners for a principal of $50,000. The Company is required to make monthly repayments of $3,361 for eighteen months from the date of the borrowing, totaling $60,500.

Sale of Future Receipts (Flash Advance)

On July 24, 2024, the Company entered into a sale of future receipts with Flash Advance an independent third party. Pursuant to this agreement, the Company sold and assigned $208,500 of future receipts in exchange for net cash proceeds of $150,000. Under this agreement, the Company agreed to pay the third party a minimum of $4,377 of weekly sales receipts until the future receipts have been collected. The term of this agreement is approximately

Delivery Circle

On August 5, 2024, the Company entered into a Membership Purchase Agreement (the “Purchase Agreement”) by and between ConnectM and Vijaya Rao, an individual resident of the State of Delaware (“Seller”), for the purposes of ConnectM acquiring from the Seller certain of the issued and outstanding equity securities of DeliveryCircle, LLC, a Delaware limited liability company (“DeliveryCircle”). DeliveryCircle is engaged in the business of providing dispatch and delivery services and related software.

The Purchase Agreement was unanimously approved by the Company’s directors on August 2, 2024. Pursuant to the Purchase Agreement, at the closing of the transactions contemplated therein, ConnectM purchased from the Seller certain membership interests in DeliveryCircle, comprising 842,157 Class A Units, 207,843 Class P Units and 3,063 Series A Units (the “Acquired Interests”), which represent issued and outstanding equity securities of DeliveryCircle comprising (i) forty-six percent (46.0%) of the equity interests in DeliveryCircle and (ii) fifty-seven percent (57.0%) of the voting interests in DeliveryCircle. In addition, in connection with ConnectM’s acquisition of the Acquired Interests, ConnectM will have the right to appoint four out of the seven voting members to DeliveryCircle’s board of directors.

Pursuant to the Purchase Agreement, ConnectM has agreed to acquire the Acquired Interests for an amount up to $5,234,788, comprising: (i) $520,000 (the “Base Purchase Price”), plus (ii) the Contingent Value Amount which is determined at the end of each of eight calendar years commending with the calendar year ending December 31, 2024. The Base Purchase Price is due and payable to the Seller thirty (30) days after August 5, 2024 (the “Closing Date”).

Avanti Computing 2024 Loan

On July 18, 2024, the Company entered into a loan agreement with Avanti Computing, a related party. The loan, denominated in Indian Rupees, was issued for 8.3 million and has a simple annual interest rate of 14%. The Company can repay the loan at any time without penalty. The loan matures seven years from the date of issuance.